Exhibit 99.1


                    CONTINENTAL AIRLINES, INC.
                  ADOPTS STOCKHOLDER RIGHTS PLAN
                  ------------------------------


      HOUSTON, November 20, 1998 - Continental Airlines (NYSE:
CAI.B and CAI.A) announced that in connection with the acquisition of certain shares of its capital stock by an affiliate of Northwest Airlines, Continental has adopted a stockholder rights plan, and has declared a dividend of one right for each outstanding share of Continental Class A Common Stock and Class B Common Stock, payable to stockholders of record as of the close of business on December 2, 1998.

      The plan is intended to protect Continental and its stockholders against unfair or coercive takeover tactics and to help preserve the benefits of Continental's Alliance Agreement with Northwest Airlines. The plan is similar to stockholder protective plans adopted by many other companies.

      The rights will trade automatically with the common stock and will not be exercisable until it is announced that a person or group has become an "acquiring person" by acquiring common stock representing 15% or more of the voting power of Continental's outstanding common stock, or a person or group commences a tender offer that will result in such person or group owning common stock representing 15% or more of the voting power of Continental's outstanding common stock. Thereafter, separate right certificates will be distributed, and each right will entitle its holder to purchase for an exercise price of $200, a fraction of a share of participating preferred stock having economic and voting terms similar to one share of Class B Common Stock.

      The rights plan excludes Air Partners, L.P., Northwest, certain former controlling persons of Air Partners and certain of their affiliates, as well as certain transferees of Northwest and of such controlling persons in certain circumstances from the definition of "acquiring person" subject to the satisfaction of requirements described in the rights agreement.


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      Upon announcement that any person or group has become an
acquiring person, each right will entitle all rightholders (other than the acquiring person) to purchase, for the exercise price, a number of shares of Continental Class B Common Stock having a market value of twice the exercise price. Rightholders would also be entitled to purchase common stock of the acquiring person having a value of twice the exercise price if, after a person has become an acquiring person, Continental were to enter into certain mergers or other transactions. If any person becomes an acquiring person, the Continental Board of Directors may, at its option and subject to certain limitations, exchange one share of Class B Common Stock for each right.

      The rights should not interfere with a transaction that the Continental Board of Directors determines is in the best interests of Continental and its stockholders, because the rights may be redeemed by the board for $0.001 per right at any time prior to a person or group having become an acquiring person. The rights agreement does not in any way change Continental's financial position or interfere with or affect reported earnings per share, is not taxable to Continental or its stockholders, and will not change the way in which Continental shares are traded. A letter to Continental's stockholders regarding the rights agreement and a summary of certain terms of the agreement will be mailed by Continental after the December 2 record date.

      Continental is the fifth largest airline in the U.S., offering more than 2,000 departures daily to 128 domestic and 69 international destinations. Operating major hubs in Newark, Houston and Cleveland, Continental is strategically positioned for transcontinental travel, and offers extensive services to Latin America and Europe via its Houston and Newark gateways.